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                                                                   EXHIBIT 10.20

                                   AGREEMENT
                                   ---------

Effective this 1st day of October, 1996, by and between

Con inizio di decorrenza in questo giorno 1 del mese di Ottobre, 1996 da e tra

Cardiac Control Systems, Inc. (CCS), a Delaware corporation having a place of business at 3 Commerce Blvd., Palm Coast, Florida USA, 32164, and/E

LEM Biomedica s.r.l. (LEM), an Italian corporation having a place of business at Loc. Spedaletto, Cavallina di Mugello, 50030, Italy

                                    WITNESS

                                   ATTESTANO

1. CCS hereby recognizes LEM as an independent manufacturer, and agrees to sell to LEM hybrid circuits for implantable pulse generators. The hybrid circuits are manufactured for CCS by a third party manufacturer (the Supplier) according to a proprietary design developed and provided by CCS.

   CCS qui riconosce che LEM e un fabbricante indipendente, e concorda di vendere a LEM circuiti ibridi per elettrostimolatori del cuore impiantabili. I circuiti ibridi sono prodotti per CCS da una terza parte produttrice (il Fornitore), in accordo ad un progetto sviluppato e fornito da CCS che ne e pure la proprietaria.

2. CCS agrees to sell, and LEM agrees to purchase, hybrid circuits for a period of two years, beginning with the effective date of this Agreement, for pacemaker models 721 (VVI unipolar), 722 (VVI bipolar), 731 (VDD), 751 (DDD unipolar) and 752 (DDD bipolar). LEM agrees to purchase a minimum of 1200 hybrid circuits during the term of this Agreement. LEM will define the mix of pacemaker models for which the hybrid circuits will be used.

   CCS concorda di vendere, e LEM concorda di acquistare circuiti ibridi per un periodo di due anni ,a cominciare dalla data di sottoscrizione del presente contratto, per pace-maker modello



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   721 (VVI unipolare), 722 (VVI bipolare), 731 (VDD), 751 (DDD unipolare) e 752
   (DDD bipolare). LEM concorda di acquistare un minimo di 1200 circuiti ibridi per la durata del presente contratto. LEM definira il mix dei modelli di circuiti ibridi che saranno usati per i pace-maker.

3. LEM will make payments by means of 90 days letter of credit. Such letters of credit shall be irrevocable. Upon request by CCS and at the expense of CCS, LEM shall have such letters of credit confirmed by a correspondent US bank, and payable in US dollars at the counter of the US Bank. CCS will be responsible to assure that the Supplier provides any documentation required to satisfy the letters of credit. Other methods and forms of payment shall be allowed under this agreement if first agreed and accepted by both parties in writing.

   LEM paghera a mezzo di lettere di credito a 90 gg. Le lettere di credito saranno irrevocabili. Su richiesta di CCS ed a spese della stessa CCS, LEM fara confermare tali lettere di credito da una corrispondente banca statunitense, e pagabili in dollari USA allo sportello della banca Americana. CCS si assume la responsabilita che il Fornitore invii alla LEM qualsiasi documentazione necessaria a soddisfare le richieste delle lettere di credito. Altri metodi e forme di pagamento saranno permessi per questo contratto solo se prima concordate ed accettate per iscritto da entrambe le parti.

4. LEM shall place orders for hybrid circuits with CCS, and CCS shall have the right to require a minimum eight (8) week lead time for such orders. CCS will provide the hybrid circuits, together with their original Supplier test data, to LEM. Except as provided in paragraph 12, below, CCS agrees to ship the hybrid circuits within 10 calendar days of the date the hybrid circuits are invoiced to CCS by the Supplier.

   LEM fara gli ordini dei circuiti ibridi a CCS, e CCS avra un tempo per evadere tali ordini di un minimo di otto (8) settimane. CCS fornira a LEM i circuiti ibridi, assieme ai loro dati originali dei test effettuati dal Fornitore. Eccetto che per quanto previsto nel successivo paragrafo 12, CCS concorda di inviare a LEM 1 circuiti




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   ibridi entro 10 giorni di calendario dalla data in cui i circuiti ibridi saranno fatturati a CCS dal Fornitore.

5. Special orders may have special price if agreed.

   While the contract will have a duration of two (2) years, the price will be valid for twelve (12) months, after which the price may be renegotiated, based on the state of the market and CCS costs.

   The price of the hybrid circuits will be based on the quantities ordered by LEM to CCS as follows:

        Quantity ordered         VVI Price          VDD&DDD price
          1 to 30                  $800                $975
         31 to 50                  $760                $875
         51 to 75                  $700                $800
         76 or more                $650                $730

   payable by LEM according to the terms of paragraph 3 hereof. Quantities of VVI, VDD and DDD pacemakers can be mixed to achieve optimum price.

   il prezzo dei circuiti ibridi sara basato sulle quantita ordinate da LEM a CCS come segues: le quantita di circuiti ordinate possono essere miste di modelli VVI, VDD O DDD.

        Quantita ordinate        Prezzo VVI         Prezzo VDD&DDD
          1 to 30                  $800                $975
         31 to 50                  $760                $875
         51 to 75                  $700                $800
         76 o piu                  $650                $730

   pagabili da Lem nei termini stabilii dal paragrafo 3 del presente contratto.

   ordini particolari possono avere pezzi specialise concordati.

   Mentre il contratto avra una durata di due (2) anni, I prezzi saranno validi per dodici (12) mesi dopo di che verranno ridiscussi, solo in riduzione, basandosi sull'andamento del mercato e sui costi ccs.


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6. LEM shall have the right to return any hybrid circuit which fails to meet the
   Supplier's electrical and mechanical specifications for hybrid circuits. LEM must request return authorization from CCS within 15 days of release from the Italian customs broker, and must provide adequate documentation of the failure to CCS. Upon receipt, CCS shall have the option to repair, replace or issue credit for any hybrid circuit which is properly returned by LEM to CCS. Further, this right of return shall not extend to hybrid circuits which have been modified or mishandled, nor to physical damage to the hybrid circuit.
   LEM shall have the responsibility to make claims for such physical damage against the shipping carrier.

   LEM ha il diritto di restituire tutti quei circuiti ibridi che non siano conformi alle specifiche elettriche e meccaniche del Fornitore per i circuiti ibridi. LEM dovra richiedere l'autorizzazione al ritorno alla CCS entro 15 giorni dal ricevimento del materiale da parte del broker doganale italiano, e dovra fornire una adeguata documentazione del guasto alla CCS. Una volta ricevuto il pezzo guasto CCS avra l'opzione di ripararlo, rimpiazzarlo o emettere un credito per ogni circuito che sia stato rimandato in modo proprio dalla LEM a CCS. Questo diritto alla restituzione non e esteso a quei circuiti ibridi che sono stati modificati o manomessi o abbiano subito danni fisici. LEM avra la responsabilita di reclamare i danni allo spedizioniere per tali danni fisici.

7. In the event that CCS ceases regular business activities, CCS will designate an agent for fulfilling the obligations of CCS under this Agreement. Any agent of CCS shall have the right to designate a successor agent.

   Nel caso che CCS cessi le regolari attivita d'affari, CCS nominera un agente per adempiere agli obblighi derivanti alla CCS da questo Contratto. Ogni Agente della CCS avra il diritto di nominare un agente suo successore.






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 8. LEM agrees that hybrid circuits acquired pursuant to this Agreement shall be used only for the manufacture of implantable LEM branded pacemakers, and shall not be resold to any third party or used in a Medico Branded pacemaker. LEM shall not distribute any such LEM pacemakers in the United States or Canada. Upon request by CCS, LEM will provide a summary of the quantity of such LEM pacemakers that were shipped to each country during the term of this agreement. CCS agree that during the term of this agreement any CCS branded Pacemaker will be distributed in Italy.

    LEM concorda che i circuiti ibridi acquistati a seguito del presente Contratto saranno usati esclusivamente per la produzione di pace-maker impiantabili a marchio LEM, e non saranno rivenduti a nessuna terza parte, o utilizzati in un pacemaker a marchio medico. LEM non distribuira tali pace-maker a marchio LEM negli Stati Uniti o Canada. A richiesta della CCS, LEM fornira una lista delle quantita di tali pace-maker LEM spediti in ogni paese durante la durate di questo contratto. CCS concorda di non distribuire pacemakers a marchio CCS in Italia durante la durata di questo contratto.

 9. In the event that LEM does not make invoice payments when due to CCS, interest will accrue on late payments as the rate of 1% for each month, or part thereof, that the payment is late. Further, if such payments become more than 15 days delinquent, CCS may hold any shipments of hybrid circuits until such time as the delinquent payments, together with accrued interest, are paid in full.

    Nel caso LEM non effettui il pagamento delle fatture a CCS nel momento dovuto, verranno addebitati sui pagamenti ritardati interessi del 1% mese, o parte di esso. Inoltre, se tali pagamenti avranno un ritardo superiore ai 15 giorni, CCS potra fermare la spedizione dei circuiti ibridi sino al momento in cui non sia avvenuto il pagamento delle somme in ritardo, compresi gli interessi addebitati.

10. In the event that CCS receives hybrid circuits from the Supplier, and does not promptly ship such hybrid circuits to LEM according to the terms of paragraph 4 hereof, CCS agrees to reimbuse LEM, in the form of a penality






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    of 1% of the price of the hybrids for each month, or part hereof, that the shipment is delayed.

    Nel caso in cui CCS riceva dal Fornitore i circuiti ibridi e non spedisca prontamente tali circuiti ibridi alla LEM in accordo con i termini del paragrafo 4 di questo Contratto, CCS concorda di rimborsare LEM, con una penale pari all' 1% del prezzo degli ibridi per ogni mese, o frazione di esso, di ritardo nella spedizione.

11. CCS undertakes to supply the current version of the hybrid circuits covered by this Agreement. Any version of the hybrid circuit which CCS is using, at the time of shipment, to manufacture pacemakers shall be considered a current version. Further, CCS agrees to provide written notification to LEM of any significant changes to such hybrid circuits, at least 90 days in advance of such changes. CCS shall also provide copies of reports of any qualification testing required by such changes. Significant changes shall be defined as changes which require approval by the US FDA.

    CCS si impegna a fornire la versione corrente del circuito ibrido coperto da questo contratto. Qualsiasi versione del circuito ibrido che CCS stia utilizzando per produrre i suoi pace-maker, al momento della spedizione, sara considerata versione corrente. Inoltre, CCS concorda di dare notifica scritta a LEM di ogni cambiamento significativo a tale circuito ibrido, con almeno 90 giorni di anticipo da tali cambiamenti. Vengono definiti cambiamenti significativi, quei cambiamenti che richiedono l'approvazione scritta della FDA degli U.S.A.

12. CCS agrees to provide to LEM the information necessary to use the hybrid circuits to assemble and test implantable pulse generators. LEM agrees to protect the confidentiality of such information and to use such information only for the purpose of producing implantable pulse generators which incorporate the hybrid circuits. LEM further agrees to reimburse CCS for the cost of providing such information upon receipt by LEM of a statement for such costs from CCS.

    CCS concorda di fornire a LEM le informazioni necessarie per usare il circuito ibrido al fine di assemblare e testare un





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     elettrostimolatore del cuore impiantabile. LEM concorda di proteggere la confidenzialita di tali informazioni e di usarle esclusivamente allo scopo di produrre elettrostimolatori del cuore impiantabili che incorporino i circuiti ibridi. LEM inoltre concorda di rimborsare a CCS i costi per la fornitura di tali informazioni al momento del ricevimento da parte di LEM di un rendiconto da parte di CCS di tali costi.

13. CCS agrees, during the terms of the Agreement, to provide the information necessary to implement manufacturing process improvements or test modifications intended to maintain the product performance and safety. LEM agrees to reimburse CCS for the cost of providing such information upon receipt by LEM of a statement for such costs from CCS.

     CCS concorda che, per la durata del contratto, fornira le informazioni necessarie ad implementare il processo di produzione, i miglioramenti e le modifiche dei test intese a mantenere le prestazioni del prodotto e la sua sicurezza.

14. Any recall actions, due to hybrid circuit problems, initiated by either party must be communicated to the other party before public disclosure.

     Qualsiasi azione di richiamo, dovuta a problemi del circuito ibrido, ed iniziata da una qualsiasi delle due parti dovra essere comunicata all'altra parte prima che essa venga resa di pubblico dominio.

15. This Agreement covers only those hybrid circuits listed in paragraph 2 hereof. Supply of any new hybrid circuit, other than those listed in paragraph 2, will require a separate agreement or an addendum to this Agreement. Both parties agree to negotiate in good faith if such an agreement or addendum is necessary, but this Agreement shall not obligate either party to negotiate such an agreement or addendum.

     Questo contratto riguarda esclusivamente i circuiti ibridi elencati nel paragrafo 2 del presente contratto. La fornitura di qualsiasi altro nuovo circuito, che non sia uno di quelli elencati nel

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     paragrafo 2, richiedera un accordo separato od un addendum al presente
     Contratto. Entrambe le parti concordano di negoziare in buona fede se tale accordo od addendum sara necessario, ma questo Contratto non obblighera nessuna delle due parti a negoziare tale accordo od addendum.

16. This Agreement shall be governed by, and constructed in accordance with, the laws of the State of Florida and the United States of America, without reference to principles of choice of laws. Any controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be resolved by arbitration in accordance with the rules, then in effect, of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof. Any arbitration shall be held in Florida (USA) unless the parties agree otherwise in writing.

     Questo contratto sara governato da, e costruito in accordo con, le leggi dello Stato della Florida e degli Stati Uniti d' America, senza riferimento al principi di scelta delle leggi. Qualsiasi controversia sorgente da o relativa a questo Contratto, o infrazione di questo, sara risolto da un arbitrato in accordo con le regole, allora in vigore, della American Arbitration Association, e il giudizio sul lodo arbitrale potra essere presentato a qualsiasi tribunale che ne abbia giurisdizione. Qualsiasi arbitrato sara tenuto in Florida (USA) a meno che le parti non concordino diversamente per iscritto.

17. In the event of a suit or other legal proceeding, including mediation or arbitration, to enforce the terms of this Agreement, the substantially prevailing party shall be entitled to collect from the substantially non-prevailing party its reasonable attorneys' fees, reasonable expenses and court costs.

     Nel caso di processo o di altra azione legale, inclusa la mediazione o l' arbitrato, a rinforzare i termini di questo contratto, la parte sostanzialmente prevalente avra il titolo di incassare dalla parte sostanzialmente non prevalente le proprie ragionevoli spese d'avvocato, altre spese e costi di tribunale.

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18.  CCS shall not be liable for any failure to perform under this Agreement due to inability to secure, on a timely basis, raw materials or supplies, interruption of transportation, delays in delivery, government regulation, labor disputes, strikes, civil disturbance, war, fire, flood, accidents, or any other cause, contingency, or circumstance within or without the United States not subject to the control of CCS which prevents or hinders the manufacture or delivery of the goods sold hereunder. The provisions of this paragraph shall not be limited by any provision in which time is made of the essence.

     CCS non sara responsabile di qualsiasi mancanza di esecuzione di questo Contratto dovuta alla incapacita di assicurare, tempestivamente, le materie prime o le forniture, dovuta a interruzione dei trasporti, ritardi nella spedizione, regolamentazione governativa, dispute di lavoro, scioperi, agitazione civile, guerra, fuoco, alluvione, incidenti, o qualsiasi altra causa, contingenza, o circostanza entro o al di fuori degli Stati Uniti non soggetta al controllo della CCS che sia di ostacolo alla produzione o alla spedizione delle merci vendute con questo Contratto. Le clausole di questo paragrafo non saranno limitate da nessuna clausola in cui il tempo ne sia la sostanza.


19. In the event that any of the provisions of this Agreement, or portions thereof, are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions, or portions thereof, shall not be affected thereby.

     Nel caso in cui qualsiasi Clausola di questo Contratto, o porzione di esso, sia considerata inapplicabile o non valida da qualsiasi tribunale o giurisdizione competente, non avra effetto sulla validita e l' applicabilita delle clausole rimanenti, o sulle porzioni di queste.


20. This Agreement constitutes the entire agreement between the parties and supersedes any prior agreements or understandings whether oral or written.



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     No amendments or changes to this Agreement shall be binding unless made in writing and signed by duly authorized officers of the parties.

     Questo contratto costituisce l'intero accordo tra le parti e supera qualsiasi contratto precedente o accordo sia scritto che orale. Nessun emendamento o cambiamento a questo Contratto sara vincolante a meno che non sia fatto per iscritto e firmato dai rappresentanti legali delle parti.


- IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in duplicate by its proper officers as of the day and year above written.

- IN ATTESTAZIONE DI QUANTO SOPRA, ciascuna delle parti convenute che hanno generato questo Contratto che e messo in esecuzione dai propri rapprensentanti legali nel giorno, mese ed anno soprascritti.



CARDIAC CONTROL SYSTEMS, INC.                    LEM Biomedica S.r.l.


By:  /s/ Alan J. Rabin                   By:  /s/ Eugenio Snichelotto
   -----------------------------            -------------------------------

Name:  Alan J. Rabin                     Name:  Eugenio Snichelotto
     ---------------------------              -----------------------------

Title:  President and Chief              Title:  Vice President
      --------------------------               ----------------------------
        Executive Officer
      --------------------------

Date:  October 1, 1996                   Date:  October 1, 1996
     ---------------------------              -----------------------------